Exhibit 99.2

DIGITAL TURBINE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 29, 2021 (“Closing Date”), Digital Turbine, Inc. (the “Company”) and Digital Turbine Media, Inc., a wholly-owned subsidiary of the Company (“DT Media”) completed the acquisition of AdColony Holding AS (the “Target” or, together with its subsidiaries, “AdColony”), a company whose primary business activities comprise mobile advertising.

In connection with the completion of the acquisition, the Company paid cash of $100 million at closing, which is subject to adjustment for customary closing purchase price adjustments. In addition, the Company will pay $100 million in cash six months after closing and an earn-out estimated to be between $200 million and $225 million based upon the Target achieving certain net revenue less associated cost of revenue metrics for the twelve-month period ending on December 31, 2021. The following unaudited pro forma condensed combined balance sheet of the Company as of March 31, 2021, and the unaudited pro forma condensed combined statement of operations of the Company for the year ended March 31, 2021 are based on the historical consolidated financial statements of the Company and AdColony using the acquisition method of accounting.

The transaction accounting adjustments for the acquisition consist of those necessary to account for the acquisition. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the acquisition as if it had occurred on March 31, 2021 and includes all adjustments necessary to reflect the application of the acquisition accounting to the transaction. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 give effect to the acquisition as if it had occurred on April 1, 2020 and include all adjustments necessary to reflect the accounting for the transaction.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only, in accordance with Article 11 of Regulation S-X, and are not intended to represent or to be indicative of the income or financial position that the Company would have reported had the acquisition been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements due to various factors. The unaudited pro forma condensed combined balance sheet does not purport to represent the future financial position of the Company and the unaudited pro forma condensed combined statements of operations do not purport to represent the future results of operations of the Company. Given the comparable fiscal periods differ by one quarter, as permitted by Regulation S-X, the unaudited pro forma condensed combined statements of operations combine AdColony’s consolidated statement of operations for the year ended December 31, 2020, with the Company’s consolidated financial statements for the year ended March 31, 2021. The unaudited pro forma condensed combined balance sheet combines AdColony’s condensed consolidated balance sheet as of December 31, 2020 with the Company’s condensed consolidated balance sheet as of March 31, 2021.

The unaudited pro forma condensed combined financial statements reflect management’s preliminary estimates of the fair value of purchase consideration and the fair values of tangible and intangible assets acquired and liabilities assumed in the acquisition, with the remaining estimated purchase consideration recorded as goodwill. Independent valuation specialists have conducted an analysis to assist management of the Company in determining the fair value of the assets acquired and liabilities assumed. The Company’s management is responsible for these third-party valuations and appraisals. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of the fair value of purchase consideration and fair values of assets acquired and liabilities assumed, the actual amounts to be reported in future filings may differ materially from the amounts used in the pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the following:

• The accompanying notes to the unaudited pro forma condensed combined financial statements;

• The Company’s historical audited consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021;

• The Current Report on Form 8-K/A of the Company to which these unaudited pro forma condensed combined financial statements are attached as an exhibit; and

• AdColony’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020 and 2019, included in Exhibit 99.1 to the Current Report on Form 8-K/A of the Company.

Unaudited Pro Forma Combined Balance Sheet
As of March 31, 2021
(in thousands)

					Other
			Transaction		Transaction
	Digital Turbine, Inc.	Ad Colony Holding AS	Accounting	Note	Accounting	Note	Pro Forma
	Historical	Historical	Adjustments	Ref	Adjustments	Ref	Combined
ASSETS
Current assets
Cash and cash equivalents	$30,778	$15,400	$(100,000)	3(a)	$104,130	5(a)	$50,308
Restricted cash	340	-					340
Accounts receivable, net of allowance for doubtful accounts	61,985	72,900					134,885
Prepaid expenses and other current assets	4,282	3,211					7,493
Total current assets	97,385	91,511	(100,000)		104,130		193,026
Property and equipment, net	13,050	1,909					14,959
Right-of-use assets	3,495	2,088					5,583
Intangible assets, net	53,300	2,382	186,618	3(b)			242,300
Goodwill	80,176	182,156	13,507	3(c)			275,839
Other non-current assets	-	900					900
Deferred tax assets	12,963	25,854	(32,131)	3(h)			6,686
TOTAL ASSETS	$260,369	$306,800	$67,994		$104,130		$739,293
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts and other payables	$34,953	$26,685					$61,638
Accrued license fees and revenue share	46,196	-			37,040	5(d)	83,236
Accrued compensation	9,817	-					9,817
Lease liabilities	-	2,500					2,500
Contract liabilities	-	700					700
Short-term debt, net of issuance costs	14,557	135,313	(135,313)	3(d)			14,557
Other current liabilities	5,626	40,814	304,212	3(e)	(37,040)	5(d)	313,612
Total current liabilities	111,149	206,012	168,899		-		486,060
Lease liabilities	-	601					601
Other non-current liabilities	4,108	1,087					5,195
Long-term debt, net of issuance costs	-	-			104,130	5(a)	104,130
Total liabilities	115,257	207,700	168,899		104,130		595,986
Stockholders' equity
Preferred stock		-					-
Series A convertible preferred stock	100	-					100
Common stock	10	-					10
Equity	-	99,100	(99,100)	3(f)			-
Additional paid-in capital	373,310	-					373,310
Treasury stock	(71)	-					(71)
Accumulated other comprehensive loss	(903)	-					(903)
Accumulated deficit	(227,334)	-	(1,805)	3(g)			(229,139)
Total stockholders' equity	145,112	99,100	(100,905)		-		143,307
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$260,369	$306,800	$67,994		$104,130		$739,293

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended March 31, 2021

(in thousands)

					Other
			Transaction		Transaction
	Digital Turbine, Inc.	Ad Colony Holding AS	Accounting	Note	Accounting	Note	Pro Forma
	Historical	Historical	Adjustments	Ref	Adjustments	Ref	Combined
Net revenues	$313,579	$211,000	$(173)	4(b)			$524,406
Costs of revenues and operating expenses
License fees and revenue share	178,649	141,500	(173)	4(b)			319,976
Other direct costs of revenues	2,358						2,358
Product development	20,119	-			33,332	5(c)	53,451
Sales and marketing	19,304	-			37,178	5(c)	56,482
General and administrative	33,940	-	1,805	4(c)	11,845	5(c)	47,590
Payroll and related expenses, excluding stock-based compensation	-	32,600			(32,600)	5(c)	-
Depreciation and amortization	-	17,800	6,155	4(a)	(23,955)	5(c)	-
Other	-	25,800			(25,800)	5(c)	-
Total costs of revenue and operating expenses	254,370	217,700	7,787		-		479,857
Income / (loss) from operations	59,209	(6,700)	(7,960)		-		44,549
Interest and other income / (expense), net
Change in estimated contingent consideration	(15,751)	-					(15,751)
Interest income / (expense)	(1,003)	(2,800)			(1,026)	5(b)	(4,829)
Foreign exchange transaction gain / (loss)	-	(600)					(600)
Loss on extinguishment of debt	(452)	-					(452)
Other income / (expense)	(146)	(100)					(246)
Total interest and other income / (expense), net	(17,352)	(3,500)	-		(1,026)		(21,878)
Income / (loss) before income taxes	41,857	(10,200)	(7,960)		(1,026)		22,671
Income tax (benefit) / provision	(13,027)	(3,300)	6,040	4(d)			(10,287)
Net income / (loss)	$54,884	$(6,900)	$(14,000)		$(1,026)		$32,958
Basic net income per common share	$0.62						$0.37
Weighted-average common shares outstanding, basic	88,514						88,514
Diluted net income per common share	$0.57						$0.34
Weighted-average common shares outstanding, diluted	96,151						96,151

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Acquisition and Basis of Presentation

On April 29, 2021 (“Closing Date”), Digital Turbine, Inc. (the “Company”) and Digital Turbine Media, Inc., a wholly-owned subsidiary of the Company (“DT Media”) completed the acquisition of AdColony Holding AS (the “Target” or, together with its subsidiaries, “AdColony”), a company whose primary business activities comprise mobile advertising. In connection with the completion of the acquisition, the Company paid cash of $100 million at closing, which is subject to adjustment for customary closing purchase price adjustments. In addition, the Company will pay $100 million in cash six months after closing and an earn-out estimated to be between $200 million and $225 million based upon the Target achieving certain net revenue less associated cost of revenue metrics for the twelve-month period ending on December 31, 2021.

The unaudited pro forma condensed combined financial statements have been prepared based on the Company’s and AdColony’s historical financial information, giving effect to the acquisition and related adjustments described in these notes to show how the acquisition might have affected the historical financial statements if it had been completed on April 1, 2020 for the purposes of the condensed combined statements of operations, and as of March 31, 2021 for purposes of the condensed combined balance sheet. Given the comparable fiscal periods differ by one quarter, the unaudited pro forma condensed combined statement of operations combine AdColony's consolidated statement of operations for the year ended December 31, 2020, with the Company's consolidated statements for the year ended March 31, 2021. The unaudited pro forma condensed combined balance sheet combines AdColony's condensed consolidated balance sheet as of December 31, 2020 with the Company's condensed consolidated balance sheet as of March 31, 2021. In addition, certain items have been reclassified from AdColony’s historical financial statements to align them with the Company’s financial statement presentation and accounting policies. AdColony prepares its consolidated financial statements in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The Company accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations. The preliminary fair value of purchase consideration for the acquisition has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their respective fair values and may change when the final valuation of the assets acquired and liabilities assumed is determined.

Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s audited consolidated financial statements as of and for the year ended March 31, 2021. The Company performed a preliminary review of AdColony’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information. The Company identified differences and certain amounts that have been reclassified to conform to the Company’s financial statement presentation, as described below. At this time, the Company is not aware of any other differences that would have a material effect on the unaudited pro forma condensed combined financial information, including any differences in the timing of adoption of new accounting standards. However, the Company will continue to perform its detailed review of AdColony’s accounting policies and, upon completion of that review, differences may be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

2.	Calculation of Purchase Price and Preliminary Estimated Purchase Price Allocation

The total estimated preliminary purchase consideration as of April 29, 2021, is as follows (in thousands):

Cash paid at closing	$100,000
Cash to be paid in six months	97,906
Fair value of contingent consideration	204,501
$402,407

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of AdColony based on AdColony’s December 31, 2020 balance sheet, with the excess recorded as goodwill (in thousands).

Consideration
Cash paid at closing	$100,000
Cash to be paid in six months	97,906
Fair value of contingent consideration	204,501
$402,407

Total Consideration	$402,407

Cash and cash equivalents acquired	15,400
Net tangible assets acquired	78,920
Right of use assets acquired	2,088
Net identifiable intangible assets acquired	189,000
$285,408

Accounts payable and other liabilities	69,999
Contract liabilities	700
Long-term liabilities	1,688
Deferred tax liabilities	6,277
$78,664

Estimated fair value of net assets acquired	$206,744
Goodwill	$195,663

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of AdColony, using established valuation techniques. Digital Turbine’s judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as the associated asset useful lives, can materially affect the results of operations of the Combined Company. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed based upon valuation studies and procedures performed to date. As of the date of this filing, the valuation studies and procedures required to determine the fair value of the assets acquired, liabilities assumed, and the related allocations of purchase price are not complete. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed may differ from the amounts reflected in the preliminary pro forma purchase price allocation, and any differences could be material. Furthermore, the carrying values and, accordingly, fair values of AdColony’s tangible assets acquired may differ as of the Transaction date, as compared the amounts reported by AdColony as of December 31, 2020. Digital Turbine will finalize the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

3.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet presented as of March 31, 2021:

(a)	Adjustment records the cash purchase consideration paid to consummate the Transaction. Refer to Note 2 for additional details regarding the calculation of the cash purchase consideration.

(b)	Adjustment recorded to reflect acquired identifiable intangible assets, consisting of developed technology, trade names, and customer and publisher relationships, at their fair values in connection with the application of purchase accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using the “income approach” as well as the “relief from royalty method”. Application of the income approach requires management to forecast the expected future cash flows attributable to the intangible assets, which are then discounted to their present value. In addition to the forecasted expected cash flows, the relief from royalty method uses an estimated royalty rate.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transaction, the estimated useful lives of the identifiable intangible assets, and the amount by which AdColony’s historical intangible asset balance was adjusted on a pro forma basis to reflect the identifiable intangible asset balances at their fair value:

	Estimated Fair Value	Estimated Useful
	(in thousands)	live in years
Brand Customer Relationships	$83,800	15
Performance Customer Relationships	9,500	8
Developed Technology	53,200	7
Trade Names	38,100	7
Publisher Relationships	4,400	13
Total Acquired Intangible Assets	$189,000

AdColony's historical intangible assets balance	(2,382)

Pro forma Transaction Accounting Adjustment	$186,618

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to the amount of goodwill recorded in connection with the Transaction.

(c)	Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of March 31, 2021. Refer to Note 2 for details regarding the allocation of purchase consideration and the calculation of Goodwill resulting from the Transaction. The amount of Goodwill ultimately recognized in purchase price accounting as of the April 29, 2021 acquisition closing date will differ from amount shown in the unaudited pro forma condensed combined financial statements due to changes to certain of AdColony’s reported current asset and liability balances subsequent to the date of the unaudited pro forma condensed combined balance sheet. Goodwill resulting from the acquisition is not amortized and will be assessed for impairment at least annually.

	Historical AdColony	Opening Balance	Pro Forma Purchase
	Balance	Sheet Amount	Accounting Adjustment
Goodwill (in thousands)	$182,156	$195,663	$13,507

(d)	Adjustment removes AdColony’s debt balance, which was settled in connection with the consummation of the Transaction.

(e)	Amount records the cash balance to be paid six months from the closing date of the Transaction, net of the estimated working capital adjustment, and the estimated fair value of the contingent consideration included as part of the consideration. Refer to Note 2 for additional details regarding the calculation of the purchase consideration. In addition, the amount includes $1,720 of additional transactions costs related to this acquisition that were incurred by Digital Turbine that had not been accrued as of March 31, 2021 as well as $85 of cash transaction bonuses paid to employees that had not been accrued as of March 31, 2021. There were $873 of transactions costs recorded in the historical balance sheet of Digital Turbine as of March 31, 2021.

(f)	Adjustment reflects the removal of AdColony’s historical equity balance.

(g)	Amount records the effect of the additional transactions costs of $1,720 and the transaction bonuses of $85 as discussed in notation (e) in this Note above.

(h)	Amount records of a net increase of $40,000 of deferred tax liabilities recognized upon the AdColony acquisition offset by an increase of $7,869 to the deferred tax asset as a result of the reduction of AdColony's valuation allowance .

4.	Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)	Adjustment reflects the change in amortization expense recorded in AdColony’s historical financial statements ($14,000) for the year ended December 31, 2020 to record the incremental amortization expense for the new intangible assets ($20,155) recorded in connection with the application of purchase accounting. Pro forma amortization expense has been recorded based upon preliminary fair values and estimated useful lives disclosed in Note 3(b).

(b)	Amount reflects the reduction of revenue of $173 as AdColony was historically a customer of Digital Turbine and the corresponding reduction of $173 in license fees and revenue share expenses.

(c)	Amount reflects the additional transaction costs of $1,720 that have been incurred by Digital Turbine that had not been included in the expenses for the year ended March 31, 2021. In addition, there is $85 of cash transaction bonuses that were paid subsequently to March 31, 2021.

(d)	Adjustment includes a reduction of the income tax benefit of $6,700 realized by Digital Turbine in fiscal year ended March 31, 2021 as a result of the release of the valuation allowance caused by the assumption of $6,700 of deferred tax liabilities in the AdColony acquisition. The tax benefit of the valuation allowance release related to the assumed deferred tax liabilities is not reflected in the pro forma income statement as this item is non recurring. This was offset by a benefit of $660 for the transaction related adjustments.

5.	Reclassification of AdColony’s Historical Statement of Operations and Other Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet and Statements of Operations

(a)	Adjustment reflects the amount of debt incurred ($107,100), net of issuance costs ($2,970), by Digital Turbine under the Amended and Restated Credit Agreement to consummate the Transaction as well as the corresponding net cash received.

(b)	Amount represents the net (increase)decrease to interest expense resulting from interest on the new debt incurred to finance the acquisition of AdColony (including debt to be borrowed to fund the cash to be paid in six months) and the extinguishment of AdColony’s existing debt and the amortization of the related debt issuance costs as follows:

Year Ended March 31,	2021
Elimination of interest expense - AdColony's outstanding debt	2,600
Interest expense on new debt	(2,067)
Amortization of new debt issuance costs	(594)
Interest expense on cash to be paid in six months	(965)
Other transaction accounting adjustments to interest expense	(1,026)

Interest expense on the new debt and the cash to be paid in six months was calculated at the most current available variable rate of 1.93%. A change of 1/8 of one percent in the interest rate would change the interest amount by approximately $196 annually.

(c)	Adjustments reclassify the historical AdColony expense categories to the Digital Turbine presentation. The payroll and related expenses, depreciation and amortization (including the incremental expense described in 4(a)) and other were reduced to zero and classified as product development, sales and marketing, and general and administrative based upon management's expectations.

(d)	Adjustment reclassifies certain liabilities associated with license fees and revenue share from other current liabilities on Adcolony to confirm to the Digital Turbine presentation.